Exhibit 10.1

AMENDED AND RESTATED

OVERRIDE AGREEMENT

THIS AMENDED AND RESTATED OVERRIDE AGREEMENT, dated as of December 11, 2008 (this “Agreement”), is made by and among Thornburg Mortgage, Inc. (“TMI”), Thornburg Mortgage Hedging Strategies, Inc. (“TMHS”), Thornburg Mortgage Home Loans, Inc. (“TMHL” and, together with TMI and TMHS, “TMA”), Thornburg Mortgage Advisory Corporation (the “Manager”) (with respect to Section 2(f) and Section 20 only) and each entity designated on the signature pages hereto as a “Counterparty” (each a “Counterparty” and, collectively, the “Counterparties”).

RECITALS:

WHEREAS, the Counterparties and TMA are parties to transactions pursuant to those Master Repurchase Agreements, Global Master Securities Lending Agreements, auction swaps and/or interest rate caps and other specified transactions under ISDA Master Agreements (“Repurchase Agreements”, “Global Master Securities Lending Agreements”, “Auction Swaps” and “Interest Rate Caps”, as identified on Schedule I) for which amounts are set forth with respect to each Counterparty on Schedule I (including in each case each of the related agreements and corresponding confirmations thereunder, each a “Financing Agreement” and, collectively, the “Financing Agreements”); and, for avoidance of doubt (but subject to Section 2(g) below), the Financing Agreements do not include any agreements or transactions for which outstanding amounts are not listed on Schedule I (even though such transactions may be governed by any of the Financing Agreements);

WHEREAS, pursuant to that certain Override Agreement, dated as of March 17, 2008, as amended by Amendment No. 1 thereto, dated as of March 27, 2008, and Amendment No. 2 thereto, dated as of April 28, 2008 (as so amended, the “Original Override Agreement”), the Counterparties, TMI and TMHS agreed (a) that certain of the existing terms of each of the Financing Agreements be overridden for a specified period, and (b) to certain other matters, in each case subject to and on the terms and conditions set forth in the Original Override Agreement;

WHEREAS, in connection with the Original Override Agreement, the Counterparties and TMA entered into that certain Security Agreement, dated April 1, 2008, among TMI, TMHS, TMHL, each of the Counterparties and Credit Suisse Securities (USA) LLC, as collateral agent (as modified, amended or supplemented from time to time, the “Security Agreement”), that certain Security Account and Deposit Account Control Agreement, dated as of April 1, 2008 and amended as of July 28, 2008 (as modified, amended or supplemented from time to time, the “Control Agreement”) and other agreements related thereto (together with the Financing Agreements, Override Agreement, Security Agreement and Control Agreement and related agreements, the “Transaction Documents,” each as modified, amended or supplemented from time to time), and desire to amend the Security Agreement and the Control Agreement contemporaneously herewith; and

WHEREAS, the Counterparties, TMI, TMHS, TMHL and the Manager desire to amend and restate the Original Override Agreement as set forth below, so that the terms of the Original Override Agreement will, on and as of the date hereof, be amended and restated as described herein:

NOW, THEREFORE, in consideration of the premises and mutual obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Counterparty, severally and not jointly, and TMA and the Manager agree that the Original Override Agreement shall be, and it hereby is, amended and restated to read in its entirety as follows:

SECTION 1. This Agreement shall have a term and shall be terminable as follows:

(a) Override Period. This Agreement shall be effective through March 15, 2009 (the period prior to the expiration or termination of this Agreement being referred to herein as the “Override Period”), unless earlier rescinded, replaced or modified by all parties hereto in writing or terminated by TMA and the Counterparties in accordance with Section 1(b) or by any Counterparty with respect to itself in accordance with Section 1(c); provided that in the event of a termination by a Counterparty in accordance with Section 1(c), the Override Period with respect to such Counterparty shall be deemed to terminate upon the occurrence of such termination.

(b) Termination by TMA. TMA may terminate this Agreement at any time by written notice to the Counterparties; provided that such termination by TMA must be with respect to all Counterparties at the same time and provided, further, that TMA may terminate this Agreement in accordance with this Section 1(b) only if all Counterparties have consented in writing to such termination or each Counterparty has confirmed in writing (which confirmation will not be unreasonably withheld or delayed) that (i) TMA has fully paid to such Counterparty (x) all outstanding interest or price differentials payable under the corresponding Financing Agreements and this Agreement, (y) all outstanding reasonable legal fees incurred by such Counterparty and (z) without duplication, each “Repurchase Price”, return of cash collateral in connection with a securities loan, and other applicable outstanding payment, margin, mark-to-market deficiency or other payment or repayment obligation provided under the corresponding Financing Agreements, including without limitation any obligations of TMA relating to deficiency amounts in connection with Auction Swaps which have previously had their call dates (clauses (x), (y) and (z), collectively, the “Payment Obligations”) and (ii) the related transactions have been terminated (clauses (i) and (ii), collectively, the “Compliance Requirements”). For the avoidance of doubt, the Counterparties acknowledge that, with regard to any deficiency amounts relating to Auction Swaps which have previously had their call dates, the principal amount of such deficiency amounts shall be fixed as of the related call date.

(c) Termination by Counterparties. Upon written notice to TMA and the other Counterparties (except in the case of an event described in clause (ii) or (iii) below, in which case this Agreement shall terminate automatically), any Counterparty may terminate this Agreement with respect to itself (except as otherwise stated in clause (vi) below) in any of the following circumstances (an “Override Termination Event”):

(i) TMA fails to pay any amount that it has agreed to pay (x) under Section 3(i) or (y) pursuant to any irrevocable instructions or consents it has given to account banks in connection with any Collateral Payments (as defined below) that TMA receives from the Counterparties and agrees or has agreed to repay to the Counterparties; provided that no such failure resulting solely from administrative error or operational difficulties at such an account bank shall constitute an Override Termination Event unless it continues for more than one business day;

(ii) any of TMI, TMHL, TMHS or the Manager voluntarily becomes a debtor in a proceeding under the Bankruptcy Code;

(iii) any of TMI, TMHL, TMHS or the Manager involuntarily becomes a debtor in a proceeding under the Bankruptcy Code and the proceeding is not dismissed within 15 business days;

(iv) TMA breaches any of its covenants contained herein (other than in Section 3(i)), in the Security Agreement or in the Control Agreement, and any such breach is not cured within ten business days after receipt by TMA of written notice thereof from any Counterparty, or withdraws or attempts to withdraw any irrevocable instructions or consents it has given with respect to any payments with respect to Collateral;

(v) there is a Change in Control (as defined below in Section 17), other than one arising from the issuance of shares of common stock to, or from another recapitalization transaction with, the investors in the “Financing Transaction” described in TMI’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 or the holders of TMI’s 8.00% Senior Notes due 2013, or from the “Exchange Offer and Consent Solicitation” described in TMI’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008;

(vi) any Counterparty breaches Section 2(b) and serves a notice of termination of, or terminates any transactions under, its corresponding Financing Agreements, or exercises remedies in respect of such Financing Agreements, and TMA does not obtain relief enjoining such Counterparty (the “Breaching Counterparty”) from such termination or exercise of remedies by the close of business on the fourth full business day following the date of the earliest to occur of such Counterparty’s (x) service of a notice of termination or (y) termination or (z) exercise of remedies, in each case, in respect of the relevant Financing Agreement; provided, however, that no Override Termination Event shall occur under this clause (c)(vi) with respect to the Breaching Counterparty, and any failure of TMA to obtain injunctive relief against the Breaching Counterparty shall not in any manner impair any rights or claims that TMA may have against the Breaching Counterparty in relation to such breach; or

(vii) the expiration of this Agreement pursuant to Section 1(a) if the Compliance Requirements as to all Counterparties are not satisfied.

(d) In the event of expiration of this Agreement pursuant to Section 1(a) or termination of this Agreement pursuant to Section 1(b) or clause (ii) or (iii) of Section 1(c), such expiration or termination shall become effective simultaneously with respect to all parties hereto, and in the event of termination of this Agreement pursuant to any other clause of Section 1(c), such termination shall become effective with respect to such terminating Counterparty and TMA only and not with respect to any other Counterparties, in each case, as of 5:00 P.M. (New York City time) on the effective date thereof, whereupon with respect to all parties or such Counterparty and TMA only, as the case may be, none of the provisions of this Agreement (and any agreement giving effect to the provisions hereof) shall have any further force or effect and the related Financing Agreements shall operate as if TMA and the Counterparties had not executed this Agreement, except that (i) in the event of expiration pursuant to Section 1(a) if the Compliance Requirements as to all Counterparties are satisfied or termination pursuant to Section 1(b), Sections 3(d), 3(j), 13, 14, 15, 16, 18 and 20 (and any agreement giving effect to the provisions thereof) shall survive such expiration or termination and (ii) in the event of any expiration pursuant to Section 1(a) if the Compliance Requirements as to all Counterparties are not satisfied or termination pursuant to Section 1(c), Sections 2(f), 3(a), 3(b), 3(d), 3(j), 13, 14, 15, 16, 18 and 20 (and the Security Agreement and any other agreement giving effect to the provisions thereof) shall survive such expiration or (with respect to such Counterparty) such termination.

(e) For the purposes of determining which Counterparties should be considered for determining the Required Terminating Counterparties (as defined in the Security Agreement), and the time when such determination should be made, any Counterparty may request that any other Counterparty verify whether it has terminated the Override Agreement, and such Counterparty receiving such request must respond to such request within one business day.

SECTION 2. Certain Terms Overridden During Override Period. Solely during the Override Period, the existing terms of each of the Financing Agreements shall be overridden, suspended and superseded to the extent set forth below:

(a) Extension of Maturity. The “Repurchase Date”, “Cash Settlement Date”, “Physical Settlement Date”, “Maturity Date”, “Early Termination Date” or loan termination date (or any specified date of like meaning) (each, a “Financing Transaction Termination Date”) with respect to such Financing Agreement shall be deemed to be March 16, 2009, except that a Financing Transaction Termination Date that is subsequent to March 16, 2009 shall continue to be in effect and shall not be accelerated to March 16, 2009 solely by reason of this sentence. For the avoidance of doubt, (i) for purpose of the preceding sentence, no transaction under the Financing Agreements shall be deemed to have a Financing Transaction Termination Date subsequent to March 16, 2009 as the result of any deemed renewal, extension or “roll” of a transaction under such Financing Agreements during the Override Period and (ii) the Counterparties acknowledge and agree that during the Override Period no “Event of Default”, “Termination Event” or similar event under any Financing Agreement shall entitle the applicable Counterparty to accelerate the related Payment Obligations to any date earlier than March 16, 2009.

(b) Standstill. Each Counterparty agrees that during the Override Period it will not: (i) invoke any margin maintenance requirement, credit support requirement or capital call or any process of like import, including calls with respect to reference collateral or deficiency claims under Auction Swaps (each, a “Margin Call”) against TMA under any Financing Agreement to which it is a party, or (ii) otherwise exercise remedies against TMA, including under applicable non-bankruptcy law with respect to any “Purchased Securities” or “Collateral” (or any term of like meaning, including margin collateral with respect to Auction Swaps) that is subject to a Financing Agreement (collectively and as to each Financing Agreement individually, the “Collateral”). For the avoidance of doubt, any securities or other property purchased by a Counterparty or an affiliate of any Counterparty pursuant to an Auction Swap shall not constitute Collateral hereunder.

(c) Spread. With respect to the Collateral, the interest rate spread for the Financing Agreements shall be reset monthly and shall be equal to one-month LIBOR plus the applicable interest rate spread set forth on Schedule IV.

(d) Collection and Application of Collateral Payments. The Counterparties shall collect all principal and interest payments with respect to Collateral (“Collateral Payments”). Each Counterparty shall apply, as promptly as practicable, all Collateral Payments that it receives against Payment Obligations other than Margin Calls, but including deficiency amounts relating to Auction Swaps which have previously had their call dates (such amounts, with respect to a Counterparty’s Financing Agreements, as of any date of determination, the “Repayment Obligations”), such amounts to be applied in accordance with Section 5(a). In addition, on the 15th day of each calendar month following the Effective Date, TMA, on the one hand, and the Counterparties, on the other, shall reconcile their respective calculations of the outstanding balances under the Financing Agreements (and in this connection TMA and the Counterparties agree to exchange information, and otherwise to cooperate with one another in good faith, in such manner as may be required to make such reconciliation possible).

(e) No Return of Collateral Required. The Counterparties shall not be obligated during the Override Period to return to TMA any Collateral (or any portion of Collateral), even if the Counterparties would have been required to return to TMA such Collateral (or any portion of such Collateral) pursuant to the Financing Agreements. Any Counterparty may, in its sole discretion (but under no circumstances shall be required to), exchange Collateral for other securities to be held as Collateral in connection with proposed resecuritizations of existing Collateral by TMA.

(f) Incentive Management Fee. Any incentive management fee (but not base fee) payable by TMA to the Manager during the Override Period, shall be accrued, but not paid to the Manager. An amount equal to such accrued, but not paid, incentive management fee (the “Accrued Incentive Fee”) shall instead be paid to the Counterparties pro rata (as defined below) for application to the Payment Obligations on the date that such incentive management fee otherwise would have been paid to the Manager and shall be applied to reduce the Payment Obligations. The Manager agrees (i) to subordinate its right to payment of any Accrued Incentive Fee to any deficiency suffered by the

Counterparties under the Financing Agreements, and (ii) to enter into any agreement reasonably requested by the Counterparties to confirm such subordination. Additionally, no cash payments by TMA shall be made on account of any long-term incentive awards during the Override Period.

(g) Application of Agreement. The parties acknowledge that it is their intention to apply this Agreement to all transactions outstanding on the date hereof which are under Master Repurchase Agreements or Global Master Securities Lending Agreements, are auction swaps under ISDA Master Agreements or interest rate caps under ISDA Master Agreements, or are transactions under any other Margin Document, and are between TMA and any such Counterparty or wholly-owned subsidiary of such Counterparty (other than, in the case of The Royal Bank of Scotland Plc, Citizens Financial Group, Inc., ABN AMRO Bank N.V. or any subsidiary of either of them) (each, a “Current Transaction”), and accordingly, the parties agree that any Current Transaction for which a balance is not referenced in Schedule I shall nonetheless be subject to Sections 2(a) and 2(b) of this Agreement (but not to any other provision of this Agreement or to any provisions of any other Transaction Document other than any netting agreement) as if such Current Transaction were under a Financing Agreement. As used herein, “Margin Document” means any financing agreement or similar agreement under which the counterparty may be entitled to make margin calls on TMA (but, for the avoidance of doubt, does not include any netting agreement).

SECTION 3. Agreements of TMA. TMA agrees:

(a) so long as the Compliance Requirements as to all Counterparties have not been satisfied and there are amounts held therein, to maintain the Liquidity Fund Account and Liquidity Fund Cash Account (each as defined in the Security Agreement, and collectively, the “Liquidity Fund”), in an initial aggregate balance, as of November 30, 2008, of $41,244,143.18 (which amount includes accrued interest through November 30, 2008, and is calculated after giving effect to any withdrawals made from the Liquidity Fund to fund payments to the Counterparties required by Section 3(i) but before giving effect to any withdrawals from the Liquidity Fund made by TMA on the Effective Date in accordance with this Section 3(a)), and thereafter subject to adjustment as set forth below. The Liquidity Fund shall be used only for the purposes and on the terms and conditions specified in this Agreement, the Security Agreement and the Control Agreement. TMA agrees that (1) it will not in any month withdraw from the Liquidity Fund more than the amount necessary to fund its operating expenses and debt service for the related month (or, in the case of December 2008, to fund (or reimburse TMA for) operating expenses and debt service payable by TMA in such month or in November 2008) and (2) in no event shall it withdraw in any month an amount that together with all other amounts withdrawn since the date of this Agreement exceeds the amount set forth below for such month:

Month	Amount
December 2008	$26,819,000.00
January 2009	$37,547,000.00
February 2009	$41,244,143.18
March 2009	$41,244,143.18

(b) in the event that TMA sells its mortgage servicing rights at any time when the Compliance Requirements as to all Counterparties have not been satisfied, it will pay the net proceeds to the Counterparties pro rata (as defined below) to reduce the outstanding Payment Obligations. Any sale of mortgage servicing rights by TMA shall be effected in cash at a price, confirmed by an independent third-party valuation reasonably acceptable to TMA and the Counterparties, that would have been obtained in an at-arm’s-length transaction. TMA shall not change the sub-servicer servicing the mortgage loans subject to the mortgage servicing rights at any time when the Compliance Requirements as to all Counterparties have not been satisfied without the prior written consent of the Counterparties, which consent shall not be unreasonably withheld or delayed. The Counterparties acknowledge and agree that this Section 3(b) shall not apply to any sales of whole loans made by TMA on a servicing-released basis;

(c) to suspend TMI’s common dividend for the Override Period, provided that TMI may declare in December 2008, for payment in January of the following calendar year, a dividend of up to 87% of TMI’s taxable income for the calendar year 2008;

(d) to issue to the Counterparties not later than the fifth business day after the Effective Date (as defined below) additional “penny” warrants to purchase 14,176,464 shares of TMI common stock. Each such warrant will be exercisable for a period of 5 years at an exercise price of $0.01 per share of common stock of TMI and have terms substantially similar to the terms of warrants previously granted to the Counterparties; provided that such warrants shall not be entitled to further anti-dilution adjustments. Warrants will be allocated to each Counterparty in the amounts set forth on Schedule II;

(e) during the Override Period, not to enter into any new transactions under existing, or into any new, repurchase agreements, securities lending agreements, ISDA Master Agreements or similar agreements to deliver any additional collateral thereunder without the written consent of the Counterparties. Neither the foregoing provision, nor anything else in this Agreement, shall prevent (i) (A) the maintenance or renewal of the Financing Agreements, (B) any transaction permitted by Section 3(f), or (C) the early termination, unwind or amendment of any Auction Swap (provided that such early termination, unwind or amendment is consensual between TMA and the related Counterparty and does not require any cash payment or delivery of any additional collateral by TMA, or in any way impair, reduce or require any application of any Collateral (for the purpose of this subparagraph, as defined in the Security Agreement) other than Collateral of the related Counterparty consisting of its Financing Agreements, Financing Agreements of an Affiliate of such Counterparty, any Financing Agreement Securities related to any of the foregoing, all Proceeds relating to any of the foregoing or the Financing Agreement Collateral Account of such Counterparty or that of any of its Affiliates, consistent with the last sentence of Section 6.01(a) of (and in the case of any defined terms, as defined in) the Security Agreement), or (ii) the execution and performance by TMA of warehouse lending agreements (with existing lenders (including Counterparties) or with new lenders) in an aggregate amount not to exceed $700 million outstanding at any one time. This provision also does not apply to interest rate cap, corridor and swap agreements;

(f) that it may (and the Counterparties acknowledge and agree that TMA may) at any time repay or refinance any part of the Financing Amount of any Counterparty (the “Original Counterparty”) on such terms as TMA and the Original Counterparty may agree (each, a “Refinancing Transaction”); provided, however, that during the Override Period TMA shall repay or refinance, as applicable, the Financing Amount of each other Counterparty in the same proportion as the Financing Amount repaid or refinanced with respect to the Original Counterparty on substantially equivalent terms to the repayment or refinancing of the Original Counterparty. In addition, TMA may (and the Counterparties acknowledge and agree that TMA may) at any time authorize any Counterparty to sell or otherwise transfer all or any part of its Collateral on such terms as TMA and the Counterparty may agree (including, if applicable, agreement on the application to be made of the sale proceeds) (each, a “Resale Transaction”); provided, however, that during the Override Period TMA shall not authorize any Counterparty to effect a Significant Resale Transaction. As used in this Section 3(f) in relation to any Counterparty:

“Base Amount” means an amount equal to 15% of the Most Recent Balance.

“Financing Amount” means, as of any date of determination, the aggregate principal amount of all outstanding advances, loans, “Purchase Prices” or other extensions of credit made to TMA by such Counterparty under any Financing Agreement (including, without limitation, any obligation of TMA to return cash collateral in connection with securities loans, but excluding any obligations with respect to Auction Swaps or Interest Rate Caps).

“Most Recent Balance” means the dollar amount set forth for such Counterparty in Schedule I hereto under the heading “FINANCIAL EXPOSURE - Repo and Securities Lending Balances as of October 31, 2008”.

“Significant Resale Transaction” means any Resale Transaction that, when taken together with all other Resale Transactions effected by the applicable Counterparty during the Override Period, will reduce such Counterparty’s Financing Amount by an amount exceeding the Base Amount;

(g) that Sections 3(e) and 3(f) shall not be interpreted to restrict the right of any Counterparty to effect any assignment, transfer, participation or pledge of its rights or obligations under this Agreement or any Financing Agreement that otherwise would be permitted under Section 7;

(h) to provide to the Counterparties (i) no later than the 15th day of each month, a monthly report (x) setting forth in reasonable detail its calculation of the outstanding balances under the Financing Agreements and in the Liquidity Fund, and (y) confirming that during the preceding calendar month TMA has complied with its obligations under Sections 2(f), 3(a), 3(b) and 3(j), and (ii) prompt notice of the occurrence of an Override Termination Event;

(i) on the Effective Date (as defined below), to cause each Counterparty to receive for application to the Repayment Obligations owing to it the amount in cash set forth opposite its name in Schedule III; and

(j) during the period extending through March 17, 2009 (and whether or not this Agreement has been terminated), to offer each Counterparty the opportunity, on substantially similar terms as any other proposed manager, to act with respect to TMA’s securitizations and resecuritizations, (i) on a rotating basis among all Counterparties, as sole lead manager, and (ii) as co-lead manager on each securitization in which such Counterparty is not acting as sole lead manager. The term “resecuritization” means a transaction in which existing securities are repackaged and new, rated securities are issued.

SECTION 4. Representation of TMA. TMA represents that it has no exposure under any repurchase agreements, securities lending agreements, auction swaps or interest rate caps or any similar transaction, except for its exposures to the Counterparties and their affiliates.

SECTION 5. Agreements of each Counterparty. Each Counterparty agrees:

(a) to apply as promptly as practicable all Collateral Payments received by it to the payment of, first, any outstanding price differentials, interest factors, interest or income payments under Financing Agreements that are Applicable Standard Repurchase Agreements or Applicable Global Master Securities Lending Agreements; second, any outstanding reasonable legal fees of such Counterparty incurred in connection with, without limitation, the negotiation, drafting, execution, administration and enforcement of the Transaction Documents; third, amounts owed as the return of cash collateral in connection with any Applicable Global Master Securities Lending Agreement and the principal portion of any outstanding Repurchase Prices under Applicable Standard Repurchase Agreements; fourth, any amounts payable by TMA under Financing Agreements that are Applicable Structured Repurchase Agreements; and, thereafter, to the payment of any other outstanding obligations of TMA and its affiliates to such Counterparty and its affiliates (other than Margin Calls, but including deficiency amounts relating to Auction Swaps which have previously had their call dates), including (for purposes of this final clause) as may be specified in any applicable netting agreement. As used in this Agreement in relation to any Counterparty, the term “Applicable Standard Repurchase Agreement” means any Repurchase Agreement identified as a “Standard Repurchase Agreement” in Schedule I hereto to which such Counterparty is a party; the term “Applicable Global Master Securities Lending Agreement” means any Global Master Securities Lending Agreement identified as a “Global Master Securities Lending Agreement” in Schedule I hereto to which such Counterparty is a party, and the term “Applicable Structured Repurchase Agreement” means any Repurchase Agreement identified as a “Structured Repurchase Agreement” in Schedule I hereto to which such Counterparty is a party; and

(b) to apply toward the payment of any Payment Obligations that then remain outstanding any Collateral Payments that the Counterparty receives after March 15, 2009 (including, without limitation, any payments that the Counterparty receives on Collateral having record dates that precede, but payment dates that follow, March 15, 2009); provided that such Counterparty has not terminated its transactions under its related Financing Agreement; and provided, further, if at the time the Counterparty receives any such Collateral Payment, the Compliance Requirements as to all Counterparties have been satisfied and subject to any applicable netting agreements, the Counterparty shall promptly transfer the full amount of such Collateral Payment to TMI.

SECTION 6. Disclosure. Upon execution of this Agreement by the Counterparties, TMA may disclose the substance of this Agreement by press release and via the filing of a current report on Form 8-K with the SEC.

SECTION 7. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors, assigns, and representatives, provided that (x) TMA may not assign or otherwise transfer any of its rights or obligations hereunder or under any Financing Agreement without the prior written consent of each affected Counterparty and (y) a Counterparty may not assign or otherwise transfer any of its rights or obligations hereunder or under any Financing Agreement except (i) to an Eligible Assignee (as defined below), (ii) by way of participation, or (iii) by way of pledge or assignment of a security interest (provided that no such pledge or assignment shall release the Counterparty from any of its obligations hereunder or thereunder or substitute any such pledgee or assignee for the Counterparty as a party hereto or thereto (and any other attempted assignment or transfer by any party hereto shall be null and void). For purposes of this Section, “Eligible Assignee” means (a) an affiliate of the Counterparty; and (b) any other person (other than a natural person) approved by TMA (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Override Termination Event has occurred and is continuing; and provided further, that each Eligible Assignee shall acknowledge to TMA in writing that such Eligible Assignee is bound by all obligations of such Counterparty under this Agreement as if it had executed the same as a Counterparty.

SECTION 8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the State of New York without regard to any principles of conflict of laws (other than New York General Obligations Law §5-1401 or 5-1402). TMA and each Counterparty each hereby agrees that any LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AGREEMENT, OR ANY OF THE AGREEMENTS, DOCUMENTS OR INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, and, by execution and delivery hereof, each of TMA and each Counterparty accepts and consents to, for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts with respect to any action or proceeding brought by TMA and/or each Counterparty.

TMA AND EACH COUNTERPARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS EACH MAY

HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF TMA OR ANY COUNTERPARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH COUNTERPARTY TO ENTER INTO THIS AGREEMENT.

SECTION 9. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the facility or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

SECTION 10. Counterparts; Effectiveness. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Signatures transmitted electronically (including by fax or e-mail) shall have the same legal effect as the originals, but each party nevertheless shall upon request of any other party deliver original signed counterparts of this Agreement to each other party (with the failure to so deliver not effecting the enforceability of this Agreement as to such non-delivering party). This Agreement shall be effective as of the date hereof when (i) TMI has received an executed counterpart from each party hereto, (ii) Amendment No. 1 to the Security Agreement and Amendment No. 2 to the Control Agreement have become effective in the forms previously agreed by TMI and the Counterparties, and (iii) each of MatlinPatterson Global Partners III LLC, MatlinPatterson Global Advisors LLC, MatlinPatterson Asset Management LLC, MatlinPatterson LLC, TMA Ltd., TMA (Cayman) L.P., David J. Matlin, Mark R. Patterson, MP TMA L.P., MP TMA (Cayman) L.P., MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (which TMA represents and warrants are the only affiliates of Matlin Patterson Global Investment Advisors that are affiliates of TMA) has delivered to the Counterparties a release substantially in the form set forth in Section 20(a) (the “Effective Date”).

SECTION 11. Complete Agreement. This Agreement and the other Transaction Documents express the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof as in effect on and after the date hereof.

SECTION 12. No Other Waivers. Except as expressly set forth in this Agreement, by entering into this Agreement, none of the Counterparties shall be deemed to have waived any right under any Financing Agreement or at law or at equity. Each Counterparty’s agreement to extend the Repurchase Date or make any other accommodation hereunder on one occasion shall in no event constitute its agreement to extend the Repurchase Date or make any other accommodation hereunder on any other occasion.

SECTION 13. Further Assurances. At any time and from time to time upon prior written request of a Counterparty, at the sole expense of TMA, TMA will promptly and duly execute and deliver, or cause to be duly executed and delivered, such further instruments and documents and take, or cause to be taken, such further actions, as such Counterparty may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement, the Security Agreement and the Financing Agreements.

SECTION 14. Other Provisions Remain in Effect. Except as overridden, suspended or superseded hereby, the terms of each Financing Agreement are and shall continue to be in full force and effect and are in all respects ratified and confirmed, and this Agreement is expressly made supplemental to and a part thereof. TMA hereby affirms and ratifies each obligation and other similar liability to the Counterparties to which it is a party as of the date hereof (including, without limitation, obligations and liabilities which do not arise under Financing Agreements) and, except as provided for in this Agreement during the Override Period, all such obligations and other liabilities shall continue in full force and effect unless and until released or discharged pursuant to this Agreement or otherwise. After the termination of the Override Period, with respect to any Counterparty, such Counterparty shall be entitled to exercise all of its rights and remedies under the relevant Financing Agreements as in effect without regard to this Agreement, and neither this Agreement nor any delay in the exercise of any right or remedy pursuant hereto shall constitute a waiver of any such right or remedy or provide any defense or estoppel in respect thereof, all such rights and remedies being expressly preserved hereby.

SECTION 15. Expenses. TMA agrees to pay or reimburse the Counterparties for all of their reasonable out-of-pocket costs and expenses in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement and the agreements referred to herein, including, without limitation, the fees and expenses of Davis Polk & Wardwell, special counsel to the Counterparties.

SECTION 16. Intent. The parties recognize that each of the Financing Agreements that is a Master Repurchase Agreement is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”), that each of the Financing Agreements that is an ISDA Master Agreement is a “swap agreement” as that term is defined in Section 101 of the Bankruptcy Code, that each of the Financing Agreements that is a Global Master Securities Lending Agreement, together with any transaction thereunder, is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code and that each of the Transaction Documents is a “repurchase agreement”, “swap agreement” or “securities contract”, as the case may be, as such terms are defined under Section 101 or 741(7) of the Bankruptcy Code, as applicable.

SECTION 17. Certain Definitions.

(a) Pro rata: Unless expressly stated in this Agreement or unless the context requires otherwise, the term “pro rata” shall mean pro rata among the relevant Counterparties on the basis of the outstanding Payment Obligations of TMA to such Counterparties at the relevant time for the calculation.

(b) Change in Control: The term “Change in Control” means the occurrence of one or more of the following events:

(i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of TMA to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof;

(ii) any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of TMI;

(iii) approval by the holders of Capital Stock of TMI of any plan or proposal for the liquidation or dissolution of TMA; or

(iv) the replacement of a majority of the Board of Directors of TMI over a two-year period from the directors who constituted the Board of Directors of TMI at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of TMI then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

(c) Business Day. As used in this Agreement, “business day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day on which the New York Stock Exchange or banking or savings and loan institutions are authorized or obligated by law or executive order to be closed in the State of New York or the State of New Mexico.

SECTION 18. Amendments; Notices. Any amendment to, or waiver of, any term or condition of this Agreement shall require the consent of TMI, TMHS, TMHL and each of the Counterparties. All notices and other communications provided for or permitted hereunder (including amendments, waivers and consents) shall be in writing (including facsimile transmission and electronic mail transmission) and shall be sent:

(a) If to TMA, to: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, fax: (505) 954-5300, email: lgoldstone@thornburgmortgage.com and csimmons@thornburgmortgage.com, or at such other address as shall be designated by

TMA in a notice to the Counterparties, with copies to Robert H. Weiss, General Counsel, Matlin Patterson Global Advisers LLC, 520 Madison Avenue, 35th Floor, New York, New York 10022, fax: (212) 651-4014, email weiss@mpasset.com, on behalf of certain directors of TMI; and to Karen Dempsey, Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California 94105, fax: (415) 773-5759, email kdempsey@orrick.com and Peter Manbeck, Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103, fax: (212) 506-5151, email pmanbeck@orrick.com; each of TMI, TMHS and TMHL agreeing that notice to any one of them shall constitute sufficient notice to all of them.

(b) If to any Counterparty, to it at such address as shall have been designated by it in a notice to TMA and the other Counterparties.

All such other notices and communications shall be deemed received on the date of receipt if received prior to 5 p.m. (local time in the location of the addressee) on a business day. Otherwise, all such notices and other communications shall be deemed received on the next succeeding business day.

SECTION 19. Reliance on Agreements of Counterparties. Each Counterparty (an “authorizing Counterparty”) acknowledges and agrees that in entering into this Agreement each other Counterparty is relying on the authorizing Counterparty’s covenants and agreements in this Agreement, and each authorizing Counterparty expressly authorizes each other Counterparty to do so.

SECTION 20. General Release. (a) In consideration of, among other things, the agreements contained herein, to the fullest extent permitted by law, each of TMA and the Manager fully and finally irrevocably and unconditionally releases and discharges each Counterparty and its respective affiliates, officers, directors, employees, advisors and other agents (a Counterparty and its respective affiliates, officers, directors, employees, advisors and other agents, a “Released Party”), in their capacity as such, from any and all losses, claims, causes of action, damages and liabilities (collectively, “Claims”) (i) arising on or prior to the date hereof out of, or related to, the Original Override Agreement, the Transaction Documents, any other Current Transactions and any netting agreements, (ii) arising on or prior to the date hereof with respect to, or in connection with, the application of the Collateral or the proceeds thereof to the Payment Obligations in accordance with the Transaction Documents and any netting agreements, or any similar action in connection with any other Current Transaction, or (iii) arising at any time with respect to, or in connection with, the termination and unwinding by a Counterparty of a Financing Agreement in a manner consistent with a Counterparty’s past practices and in accordance with its corresponding Financing Agreements, or any similar action in connection with any other Current Transaction. TMA and the Manager each covenants not to commence or maintain any claim or suit against any Released Party or join any Released Party (as applicable) to a suit with respect to the foregoing, whether at law or in equity. Each Counterparty fully and finally irrevocably and unconditionally releases each other Counterparty from any Claims described in clause (ii) or (iii) of the second preceding sentence.

(b) In consideration of, among other things, the agreements contained herein, to the fullest extent permitted by law, each Counterparty fully and finally irrevocably and unconditionally releases and discharges each of TMI, TMHL, TMHS and the Manager and each person that executes a release in favor of the Counterparties pursuant to Section 10(iii) hereof and their respective affiliates, officers, directors, employees, advisors and other agents from any Claims that arose on or prior to the date hereof and that resulted from or relate to (i) the failure by any of TMI, TMHL or TMHS to satisfy any Margin Calls made by any Counterparty on or after March 17, 2008 and prior to the date hereof under any Financing Agreement or (ii) any Claims (other than Repayment Obligations or like obligations under Current Transactions) that arose on or after March 17, 2008 and on or prior to the date hereof and that arose out of, or are related to, the Original Override Agreement, the Transaction Documents, any other Current Transaction or any netting agreements. Each Counterparty covenants not to commence or maintain any claim or suit against TMI, TMHL, TMHS, the Manager or any other person entitled to the benefit of this Section 20(b) or join any such entity or person to a suit with respect to the foregoing, whether at law or in equity.

(c) In entering into this Agreement, each party has consulted with and been represented by counsel and expressly disclaims any reliance on any representations (other than those expressly made herein and in the other Transaction Documents), acts or omissions by any of the other parties and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of the Transaction Documents and payment in full of all amounts owing thereunder.

(d) For the avoidance of doubt, for the purposes of calculating any amounts owed under the Financing Agreements on or after the date hereof (“Future Calculations”), nothing in this Section 20 shall preclude any unpaid amount arising or existing under the Financing Agreements on or prior to the date hereof from inclusion in any such Future Calculations.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.

THORNBURG MORTGAGE, INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	President and Chief Executive Officer

THORNBURG MORTGAGE HEDGING STRATEGIES, INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	Chief Executive Officer

THORNBURG MORTGAGE HOME LOANS, INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	Chairman

With respect to Section 2(f) (next-to-last sentence) and Section 20 only:

THORNBURG MORTGAGE ADVISORY CORPORATION

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	Managing Director

[TMA signature page]

GREENWICH CAPITAL MARKETS, INC.

By:	/s/ Scott Eichel
Name:	Scott Eichel
Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC acting through its agent
GREENWICH CAPITAL MARKETS, INC.

By:	/s/ Scott Eichel
Name:	Scott Eichel
Title:	Authorized Signatory

GREENWICH CAPITAL DERIVATIVES INC. acting through its agent
GREENWICH CAPITAL MARKETS, INC.

By:	/s/ Scott Eichel
Name:	Scott Eichel
Title:	Authorized Signatory

[GREENWICH CAPITAL signature page]

JPMORGAN CHASE FUNDING INC.

By:	/s/ Matthew Zames
Name:	Matthew Zames
Title:	Managing Director

[JPMORGAN CHASE FUNDING INC. signature page]

CITIGROUP GLOBAL MARKETS LIMITED acting through its intermediating agent CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Sanjay V. Reddy
Name:	Sanjay V. Reddy
Title:	Managing Director

[CITIGROUP GLOBAL MARKETS LIMITED signature page]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Vittorio Scialoja
Name:	Vittorio Scialoja
Title:	Vice President

[CREDIT SUISSE SECURITIES (USA) LLC signature page]

CREDIT SUISSE INTERNATIONAL

By:	/s/ Vittorio Scialoja
Name:	Vittorio Scialoja
Title:	Authorized Signatory

By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Authorized Signatory

[CREDIT SUISSE INTERNATIONAL signature page]

UBS AG

By:	/s/ Richard Niemeyer
Name:	Richard Niemeyer
Title:	Director and Counsel, Region Americas Legal

By:	/s/ Chad Eisenberger
Name:	Chad Eisenberger
Title:	Executive Director and Senior Counsel

[UBS AG signature page]